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Exhibit 99.1

                  [CITIZENS & NORTHERN BANK PRESS RELEASE LOGO]


                                                           Contact:  Yvonne Gill
January 9, 2004                                                     570-724-0212
                                                              ygill@cnbankpa.com

           C&N ANNOUNCES DECEMBER 31, 2003 UNAUDITED FINANCIAL RESULTS

FOR IMMEDIATE RELEASE:

      WELLSBORO, PA - Citizens & Northern Corporation recently announced the unaudited, consolidated financial results for the year ended December 31, 2003, and for the fourth quarter 2003, which are highlighted below.

FINANCIAL
HIGHLIGHTS FOR THE YEAR ENDED DECEMBER 31, 2003:


      - Net Income was $16,257,000 in 2003, an increase of 8.7% over Net Income of $14,959,000 in 2002. Net Income Per Share rose to $2.01 (Basic) and $2.00 (Diluted) in 2003, as compared to $1.85 (Basic) and $1.84 (Diluted) in 2002. Per Share amounts have been retroactively adjusted for the effects of 1% stock dividends declared in December 2003 and 2002, and a 3-for-2 stock split issued in April 2003.

      - Return on Average Assets was 1.57% in 2003, as compared to 1.59% in 2002. Return on Average Equity was 13.30% in 2003, down from 13.90% in 2002.

      - Total assets amounted to $1,066,828,000 as of December 31, 2003, an increase of 4.7% over total assets of $1,018,768,000 as of the end of 2002. Net loans increased $73,444,000, or 16.5%, as of December 31, 2003, compared to one year earlier.

      - Shareholders' Equity/Average Assets Ratio was 10.73% as of December 31, 2003. This safety and soundness measurement needs to be at a minimum of 5% to be considered well capitalized by banking regulatory agencies.

      - Cash Dividends declared by C&N increased by 9.9% in 2003 over 2002, to $0.85 per share.

      A summary of income statement changes is as follows:

      - Net realized gains from securities increased $1,911,000, to $4,799,000 in 2003 from $2,888,000 in 2002.

      -     Net interest income of $31,686,000 in 2003 was $716,000 (2.3%)
            higher than the corresponding 2002 amount of $30,970,000.
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      -     Mainly because of a higher concentration in tax-exempt assets, the income tax provision in 2003 was $125,000 lower than in 2002.

      -     Noninterest revenue was $29,000 lower in 2003 than in 2002.

      -     Noninterest expense increased $1,265,000 (6.1%) in 2003 over 2002.

      - The provision for loan losses of $1,100,000 in 2003 was $160,000 higher than in 2002.

FINANCIAL HIGHLIGHTS FOR THE FOURTH QUARTER 2003:

      - Net Income for the fourth quarter 2003 was $4,347,000, an increase of $756,000 (21.1%) over the fourth quarter 2002. Net Income Per Share was $0.54 (Basic) and $0.53 (Diluted) for the fourth quarter 2003, as compared to $0.44 (Basic and Diluted) for the fourth quarter 2002. Net realized gains on securities totaled $1,510,000 in the fourth quarter 2003, an increase of $1,118,000 over the corresponding amount in the fourth quarter 2002. Most of the securities gains in the fourth quarter 2003 were from sales of bank stocks that management believes were valued at high levels.

      - Net Income for the fourth quarter 2003 was $429,000, or 10.9%, higher than third quarter 2003 net income of $3,918,000. The most significant reason for the increase was higher realized gains on securities.

      - Cash Dividends declared increased 10%, to $0.22 per share for the fourth quarter 2003 from $0.20 per share for the fourth quarter 2002.

      Citizens & Northern Bank is a wholly-owned subsidiary of Citizens & Northern Corporation. Citizens & Northern Bank provides complete financial and investment services through 17 full service offices located throughout Tioga, Bradford, Sullivan and Lycoming, Pennsylvania counties. C&N's 18th office at the C&N Center at the Market Street Bridge in Williamsport, will open in 2004. C&N can be found on the web at www.cnbankpa.com. The Company's stock trades on the Over-the-Counter Bulletin Board under the symbol CZNC.OB.